MIND C.T.I. LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Notice is hereby given that an Annual General Meeting of Shareholders (the "Meeting") of MIND C.T.I. Ltd. (the "Company") will be held on Monday, June 28, 2010 at 10:00 A.M. (Israel time), at the offices of the Company, Industrial Park, Building 7, second floor, Yoqneam 20692, Israel, for the following purposes:

(i)	to re- appoint Brightman Almagor Zohar, certified public accountants in Israel and a member of Deloitte Touche Tohmatsu, as the Company’s independent auditors;

(ii)
to re-elect Mrs. Monica Iancu (formerly Eisinger), a member of Class I of the Board of Directors of the Company, whose term of office shall expire at the 2010 AGM, as a Class I director of the Company;

(iii)	to re-elect Mr. Amnon Neubach, whose term of office expires on August 27, 2010, as an external director of the Company;

(iv)	to elect Mr. Rimon Ben–Shaoul, as an external director of the Company;

(v)	to approve an amendment to the Company’s Articles of Association; and

(vi)	to discuss the Company’s audited financial statements for the year ended December 31, 2009.

Shareholders of record at the close of business on May 28, 2010 are entitled to notice of, and to vote at, the Meeting.  All shareholders are cordially invited to attend the Meeting in person.

Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and to return it promptly in the pre-addressed envelope provided. No postage is required if mailed in the United States.  Shareholders who attend the Meeting may revoke their proxies and vote their shares in person.  All proxies must be received at least 72 hours prior to time fixed for the Meeting.

Joint holders of shares should take note that, pursuant to Article 32(d) of the Articles of Association of the Company, the vote of the senior of the joint shares who tenders a vote, in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s).  For this purpose seniority will be determined by the order in which the names stand in the Company’s Register of Shareholders.

Dated: May 20, 2010

MIND C.T.I. LTD.
Industrial Park, Building 7
Yoqneam 20692, Israel

PROXY STATEMENT

This Proxy Statement is furnished to the holders of Ordinary Shares, par value NIS 0.01 per share (the "Ordinary Shares"), of Mind C.T.I. Ltd. (the "Company") in connection with the solicitation by the Board of Directors of proxies for use at the 2010 Annual General Meeting of Shareholders (the "Meeting"), or at any adjournment or postponements thereof, pursuant to the accompanying Notice of Annual General Meeting of Shareholders.  The Meeting will be held on Monday, June 28, 2010 at 10:00 A.M. (Israel time), at the offices of the Company, Industrial Park, Building 7, Yoqneam 20692, Israel.

The agenda of the Meeting shall be as follows:

1.	to re- appoint Brightman Almagor Zohar, certified public accountants in Israel and a member of Deloitte Touche Tohmatsu, as the Company’s independent auditors;

2.
to re-elect Mrs. Monica Iancu (formerly Eisinger), a member of Class I of the Board of Directors of the Company, whose term of office shall expire at the 2010 AGM, as a Class I director of the Company;

3.	to re-elect Mr. Amnon Neubach, whose term of office expires on August 27, 2010, as an external director of the Company;

4.	to elect Mr. Rimon Ben–Shaoul, as an external director of the Company;

5.	to approve an amendment to the Company’s Articles of Association; and

6.	to discuss the Company’s audited financial statements for the year ended December 31, 2009.

The Company currently is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their judgment on such matters.

A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before the exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Meeting. Unless otherwise indicated on the form of proxy, shares represented by any proxy in the enclosed form, if the proxy is properly executed and timely delivered, will be voted in favor of all the matters to be presented to the Meeting, as described above. All proxies must be received at least 72 hours prior to time fixed for the Meeting.

On all matters to be considered at the Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining whether a quorum is present. “Broker non-votes” are shares held by brokers or other nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Brokers and other nominees have discretionary voting authority under the applicable rules of the New York Stock Exchange to vote on "routine" matters. Effective January 1, 2010, the uncontested election of directors is no longer considered a "routine" matter under such rules. This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted in the election of directors, or with respect to the other non-routine matters on the agenda of the Meeting, unless you provide voting instructions by way of your proxy card.

Proxies for use at the Meeting are being solicited by the Board of Directors of the Company. Only shareholders of record at the close of business on May 28, 2010 will be entitled to vote at the Meeting. Proxies are being mailed to shareholders on or about June 3, 2010 and will be solicited chiefly by mail. However, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefore, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost for the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

On December 31, 2009 (after the Company has repurchased 3,165,092 Ordinary Shares pursuant to its 2008 and 2009 Buy Back Plan), the Company had 18,428,918 outstanding Ordinary Shares, each of which is entitled to one vote upon each of the matters to be presented at the Meeting. Two or more shareholders holding the Ordinary Shares conferring in the aggregate at least 25% of the outstanding Ordinary Shares, present in person or by proxy or written ballot, will constitute a quorum at the Meeting. If within an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall stand adjourned to the same day in the next week, at the same time and place. At such adjourned meeting, any two shareholders shall constitute a quorum.

PRINICIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of May 13, 2010 by each person who is known to own beneficially more than 5% of the outstanding ordinary shares.

Name of Beneficial Owners	Total Shares Beneficially Owned		Percentage of Ordinary Shares (1)
Monica Iancu	4,204,888	(2)	22.8%
Lloyd I. Miller, III	1,721,062	(3)	9.3%

(1)	Based on 18,428,918 Ordinary Shares outstanding on May 13, 2010.
(2)	Based on a Schedule 13G filed with the SEC on February 4, 2010 and includes 18,000 ordinary shares issuable upon the exercise of vested options.
(3)	Based on a Schedule 13G filed with the SEC on April 22, 2010.

ITEM 1 – APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s auditor is Brightman Almagor Zohar, certified public accountants in Israel and a member of Deloitte Touche Tohmatsu (the "Auditor").  At the Meeting, the shareholders will be asked to approve the re-appointment of the Auditor as the Company’s independent auditors until the Company’s next Annual General Meeting. A report shall be presented to the Meeting of the remuneration to the Auditor for audit and non-audit services provided to the Company.

Under the Israeli Companies Law, 5759–1999 (the “Companies Law”), the shareholders of the Company are authorized to appoint the Company’s auditor and to authorize the Board of Directors to determine its remuneration. The Company’s Board of Directors has authorized its Audit Committee to determine the Auditor’s remuneration for audit and non-audit services, as contemplated by the Sarbanes-Oxley Act of 2002. It is proposed that the Auditor, Brightman Almagor Zohar, be re-appointed as the Company’s independent auditors until the close of the next Annual General Meeting.

Vote Required

Approval of this matter requires the affirmative vote of a majority of the Ordinary Shares present, in person or by proxy, and voting on the matter.

Proposed Resolution

It is proposed that at the Meeting the following resolution be adopted:

“RESOLVED, that the Company’s Auditor, Brightman Almagor Zohar, be, and it hereby is, re-appointed as the independent auditors of the Company until the close of the Company’s next Annual General Meeting, and that the Board of Directors be, and it hereby is, authorized to determine its remuneration or to delegate the Audit Committee of the Company to do so.”

The Board of Directors recommends a vote FOR approval of the proposed resolution.

ITEM 2 – RE-ELECTION OF MRS. MONICA IANCU (formerly EISINGER) AS A CLASS I DIRECTOR

Under the Company’s Articles of Association, our Board of Directors (excluding our external directors) is divided into three classes of directors designated as Class I, Class II and Class III, which are differentiated by the dates of expiration of the terms of office of their respective directors.

Mrs. Monica Iancu (formerly Eisinger) is a member of Class I of the Board of Directors, and her term of office shall expire at the Meeting.  If Mrs. Monica Iancu is re-elected, her term of office shall expire at the Company’s 2013 Annual General Meeting of shareholders.

Mrs. Iancu founded our company and has been President, Chairperson and Chief Executive Officer of our company since inception. Mrs. Iancu holds a B.Sc. in Computer Science and a Masters Degree in Telecommunications (with expertise in Voice and Data Integration over the Ethernet) from the Technion, Israel Institute of Technology.

It is proposed that at the Meeting the following resolution be adopted:

“RESOLVED, to re-elect Mrs. Iancu as a Class I director of the Company to serve until the Annual General Meeting to be convened in the third year following this re-election.”

The affirmative vote of the holders of a majority of the Ordinary Shares present, in person or by proxy, and voting on the matter is required for the approval thereof.

The Board of Directors recommends a vote FOR approval of this proposed resolution.

ITEM 3 – RE-ELECTION OF MR. AMNON NEUBACH AS AN EXTERNAL DIRECTOR

Companies incorporated under the laws of Israel whose shares have been offered to the public, such as the Company, are required by the Companies Law to have at least two external directors (“external directors”). External directors are required to possess professional qualifications as set out in regulations promulgated under the Companies Law. To qualify as an external director, an individual may not have, and may not have had at any time during the previous two years, any affiliation with the Company or its affiliates, as such terms are defined in the Companies Law.  In addition, no individual may serve as an external director if the individual’s position or other activities create or may create a conflict of interest with his or her role as an external director.  For a period of two years from termination from office, a former external director may not serve as a director or employee of the Company or provide professional services to the Company for compensation.

The Company’s Board of Directors is divided into three classes of directors, denominated Class I, Class II and Class III. The external directors are required to be elected by the shareholders, but they will not be members of any class. The initial term of service of an external director is three years and may be extended for an additional term of three years.  Thereafter, an external director may be reelected by our shareholders for additional periods of up to three years each in certain circumstances described below. All of the external directors of a company must be members of its audit committee and each other committee of a company’s board of directors that is authorized to carry out one or more powers of the board of directors must include at least one external director.

Pursuant to an amendment to the regulations under the Companies Law governing the compensation of external directors (the “Regulations”), on May 14, 2008, the Board of Directors resolved that, commencing on July 1, 2008, each of our external directors will be entitled to receive an annual fee of NIS 42,600 (approximately $11,500) and a participation fee of NIS 2,200 (approximately $550) per meeting, which is equal to the median rate for companies of our size set forth in the regulations. On June 16, 2008 the Board of Directors further resolved to approve that the compensation of those directors of the Board who will be designated by the Board as expert external directors (as defined in the Regulations) will be 20% higher than the compensation of the ordinary external directors.

As mentioned above, the initial term of an external director is three years and may be extended for one additional term of three years.  Thereafter, an external director may be reelected by our shareholders for additional periods of up to three years each only if our audit committee and our board of directors confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period is beneficial to the Company.

At the Annual General Meeting of the Company held on August 28, 2007, Mr. Neubach was re-elected for a third three-year term of service. This term of service shall expire on August 27, 2010. At the Meeting, shareholders will be asked to re-elect Mr. Amnon Neubach for a forth three-year term of service as an external director of the Company on the same terms as described above, commencing on August 27, 2010.

The Company has received a declaration from such nominee that he fulfills all the qualifications of an external director under the Companies Law and the qualifications of an independent director under the NASDAQ Listing Rules. On March 14, 2010, the Company’s Audit Committee and Board of Directors resolved to recommend that our shareholders elect Mr. Amnon Neubach as external director for an additional term of three years. The reasons underlying this resolution include Mr. Neubach’s vast business experience and his knowledge of the Company, its markets and related fields of operations. The Company’s audit committee and Board of Directors believe that Mr. Neubach’s service as an external director is in the best interest of the Company.

A brief biography of Mr. Amnon Neubach is set forth below:

Mr. Neubach has served as an external director of our company since February 2001. From 2001 to 2003, Mr. Neubach served as Chairman of the Board of Pelephone Communications Ltd. Mr. Neubach served as an economic consultant to several companies in the private sector since 1997. Currently Mr. Neubach serves as a director of Leumi Card Ltd., Direct Insurance Ltd. and Darban Investments Ltd.  Mr. Neubach also serves as a director on the boards of various privately held companies and is the Chairman of Mego Afek AC Ltd. Mr. Neubach holds a B.A. degree in Economics and Business Administration and an M.A. degree in Economics, both from Bar Ilan University.

It is proposed that at the Meeting the following resolution be adopted:

"RESOLVED, to re-elect Mr. Amnon Neubach as an external director of the Company for a term of three years, commencing on August 27, 2010."

The affirmative vote of the holders of a majority of the Ordinary Shares present, in person or by proxy, and voting on the matter is required for the approval thereof.

The Board of Directors recommends a vote FOR approval of this proposed resolution.

ITEM 4 – ELECTION OF MR. RIMON BEN-SHAOUL AS AN EXTERNAL DIRECTOR

At the Meeting, shareholders will be asked to elect Mr. Rimon Ben- Shaoul for a three-year term of service as an external director of the Company. The Company has received a declaration from such nominee that he fulfills all the qualifications of an external director under the Companies Law and the qualifications of an independent director under the NASDAQ Listing Rules. For additional information regarding the Company’s Board of Directors and external directors see item 3 above.

A brief biography of Mr. Rimon Ben-Shaoul is set forth below:

Rimon Ben-Shaoul has served as the CEO of Polar Communications Ltd. since 2004. From 2001 to 2004, he served as the Co-Chairman, President and CEO of Koonras Technologies Ltd., an investment company controlled by Polar Investments Ltd. Mr. Ben-Shaoul has served as a member of the board of directors of NICE Systems Ltd. since 2001 and also serves as a director on the boards of several privately held companies. Mr. Ben-Shaoul served as a director of the Company from 2002 to 2008. Mr. Ben-Shaoul holds an M.B.A. degree and a B.A. degree in Economics, both from Tel Aviv University.

It is proposed that at the Meeting the following resolution be adopted:

"RESOLVED, to elect Mr. Rimon Ben-Shaoul as an external director of the Company for a term of three years, effective immediately."

The affirmative vote of the holders of a majority of the Ordinary Shares present, in person or by proxy, and voting on the matter is required for the approval thereof.

The Board of Directors recommends a vote FOR approval of this proposed resolution.

ITEM 5 – TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF ASSOCIATION

Pursuant to Section 69 (d) of the Company’s Articles of Association, the Company is entitled to give notice of a General Meeting (whether an Annual General Meeting or an Extraordinary General Meeting) by publishing a notice in two daily newspapers in Israel as well as well as by publishing a notice in one daily newspaper in New York, U.S.A or in one international wire service. However, as of February 7, 2010, the Company is no longer traded on the Tel Aviv Stock Exchange and is therefore exempt from the regulation under the Companies Law that requires the publication of notice of General Meetings in two daily newspapers in Israel. It is proposed that at the Meeting the following resolution be adopted to amend the Company’s Forth Amended and Restated Articles of Association to allow notice of General Meetings by press release on the international wire only without the need to place advertisements in Israeli newspapers.  The Company also proposes to delete the alternative to give notice of General Meetings by way of an advertisement in a newspaper published in New York, USA, since that would constitute less effective notice than a press release published on an international wire.  Please note that the Company is required by the NASDAQ Listing Rules to mail a proxy statement to its shareholders prior to each General Meeting.  If the proposed amendment is approved at the Meeting, the Company will amend and restate its Articles of Association.

Vote Required

The foregoing amendment to the Articles of Association requires the affirmative vote of a majority of the Ordinary Shares present, in person or by proxy and voting on the matter.

Proposed Resolution

It is proposed that at the Meeting the following resolution be adopted:

“RESOLVED, that the Company’s Forth Amended and Restated Articles be amended as set forth below. Words proposed to be added are shown in boldface and underlined, and words proposed to be deleted are shown in strikethrough format.

-	that Article 69 (d) be amended as follows:

“Notwithstanding anything to the contrary herein: notice by the Company of a General Meeting ~~which is published in two daily newspapers in Israel, if at all, shall be deemed to have been duly given on the date of such publication to any shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located in the State of Israel, and  notice by the Company of a General Meeting~~ which is published  ~~in one daily newspaper in New York, New York, U.S.A. or~~ in one international wire service shall be deemed to have been duly given on the date of such publication to ~~any~~ all shareholders ~~whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located outside Israel~~”.

The Board of Directors recommends a vote FOR approval of this proposed resolution.

ITEM 6 - FINANCIAL STATEMENTS

The Company has filed its audited financial statements for the year ended December 31, 2009 (the “Financial Statements”) in a report on Form 6-K, which was filed with the Securities and Exchange Commission on May 20, 2010. You may read and copy this report without charge at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Copies of such material may be obtained by mail from the Public Reference Branch of the SEC at such address, at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The Company’s SEC reports are also available to the public at the SEC's website at http://www.sec.gov. These reports are not a part of this Proxy Statement.

The Financial Statements were approved by the Board of Directors as required by the Companies Law.  The Company will hold a discussion with respect to the Financial Statements at the Meeting.  This item will not involve a vote of the shareholders.

OTHER BUSINESS

Management knows of no other business to be transacted at the Meeting. If any other matters are properly presented to the Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.

Dated: May 20, 2010